UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2013, we entered into a retention agreement with Christofer M. Mowry, President, Babcock & Wilcox mPower, Inc., in connection with our accelerated search for investors in the mPower™ small modular reactor program announced in November 2013. The term of the retention agreement is two years unless Mr. Mowry’s employment is earlier terminated or extended during the transition period described below.

The retention agreement provides, among other things, that during the agreement term Mr. Mowry will receive: (1) an initial annualized base salary of $430,000 (effective as of November 13, 2013) with increases to $455,000 and $485,000 on April 1, 2014 and April 1, 2015, respectively, (2) participation in our employee benefit plans (subject to the terms and conditions of the plans) and other benefits available to our senior executives except our Executive Severance Plan, and (3) eligibility to receive a cash bonus under our Executive Incentive Compensation Plan (our “EICP”) with a payment equal to 70% of his base salary paid during the applicable performance period if a target award is generated under our EICP. Upon entering into the retention agreement, Mr. Mowry also received equity awards under our long-term incentive plan in lieu of potential 2014 and 2015 equity awards with a total value of $800,000 (the “Retention Awards”). The Retention Awards are composed of 50% time-vesting restricted stock units and 50% performance restricted stock units. The vesting criteria for the performance restricted stock units generally provide for vesting of between 0% and 200% of the initial performance restricted stock unit award with the performance criteria becoming increasingly more difficult to attain at the higher end of the range.

In addition, the retention agreement provides terms and conditions upon which we may elect to employ Mr. Mowry for a transition period following a “transaction” (as defined in the retention agreement) involving GmP or certain GmP affiliates.

If Mr. Mowry’s employment is terminated for reasons other than “cause,” by him for “good reason,” by reason of his “disability” (each as defined in the retention agreement) or by reason of his death during the term of the retention agreement (including any transition period), Mr. Mowry would be entitled to receive, subject to the execution by him of certain undertakings (as applicable), severance benefits generally consisting of (1) accrued but unpaid compensation and benefits, (2) vesting of any unvested equity awards granted prior to the date of the retention agreement in accordance with the vesting schedule set forth in the applicable award agreements for termination of employment in connection with a reduction in force and full vesting of the Retention Awards as provided in the applicable award agreements, (3) any unpaid bonus under our EICP for the calendar year prior to his termination of employment, (4) if the termination occurred during a transition period and prior to the end of a calendar year, a pro-rated bonus under our EICP for the portion of that calendar year included in the transition period, (5) full vesting of any unvested portion of his supplemental retirement plan balances, and (6) cash severance payments equal to two times his annualized base salary, payable in 12 equal monthly installments.

This summary of the retention agreement is qualified by reference to the complete retention agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Retention Agreement by and between The Babcock & Wilcox Company and Christofer M. Mowry dated as of December 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ James D. Canafax
James D. Canafax Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

December 19, 2013

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